Contact: Patrick Suehnholz
     Director of Investor Relations
Greenhill & Co., Inc.
(212) 389-1800

GREENHILL & CO. REPORTS FOURTH QUARTER EARNINGS PER SHARE OF $0.95 AND FULL YEAR 2022 EARNINGS PER SHARE OF $0.15

•Quarterly revenues of $95.8 million, down 18% from prior year fourth quarter; annual revenues of $258.5 million, down 19% from prior year due to fewer transaction closings
•Compensation ratio of 46% for the quarter; 70% for the full year, higher than targeted as a result of lower annual revenues

•Operating profit margin of 34% for the quarter; 8% for the full year

•Repurchased 1.0 million shares of our common stock and common stock equivalents during the quarter at an average price of $9.29 per share; for the full year repurchased 3.0 million shares of our stock and stock equivalents at an average price of $13.47 per share

•Board authorized repurchases of common shares and share equivalents of up to $30.0 million

NEW YORK, February 1, 2023 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $95.8 million, net income of $19.9 million and diluted earnings per share of $0.95 for the fourth quarter of 2022.

The Firm’s fourth quarter 2022 revenues compare to revenues in the fourth quarter 2021 of $116.7 million, which represents a decrease of $20.9 million. The Firm's fourth quarter 2022 net income and diluted earnings per share compare to net income of $28.9 million and diluted earnings per share of $1.21 for the fourth quarter of 2021.

For the year ended December 31, 2022, revenues of $258.5 million compare to $317.5 million for 2021, which represents a decrease of $59.0 million. For 2022, net income of $3.3 million and diluted earnings per share of $0.15 compare to net income of $42.3 million and diluted earnings per share of $1.73 for 2021.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

"Our second half revenue was more than double that of our first half, yet fell short of our higher expectations as a slower pace of deal completions meant many more transaction processes carried over to the new year than we expected. As for costs, our higher than normal compensation ratio for the year was a function of our revenue outcome, while on the non-compensation cost side we incurred a number of one-off items yet remained within our target dollar cost range for the full year. We are pleased to have generated an annual profit in what was a challenging operating environment, and believe that the delayed projects we carried into the new year combined with expectations for an improving operating environment position us well for a considerably better revenue outcome, as well as a return to historic profit margin levels, for 2023," Scott L. Bok, Chairman and Chief Executive Officer, commented.

Revenues

Fourth Quarter

Revenues were $95.8 million in the fourth quarter of 2022, compared to $116.7 million in the fourth quarter of 2021, a decrease of $20.9 million, or 18%. The decrease in our fourth quarter revenues principally resulted from fewer merger and acquisition transaction completion fees, partially offset by an increase in financing advisory fees.

Full Year

For the year ended December 31, 2022, revenues were $258.5 million compared to $317.5 million in 2021, a decrease of $59.0 million, or 19%. The decrease in our 2022 revenues, as compared to 2021, principally resulted from decreases in both merger and acquisition transaction completion fees, and financing and restructuring advisory fees.

Recruiting Update

We are announcing today the recruitment of Chris Shilakes (most recently Managing Director at Nomura) who will join our San Francisco office as a Managing Director focused on the technology sector.

In January 2023, as part of our annual evaluation and promotion process, the Firm named four new client-facing Managing Directors: John Antel (Houston - Corporate Advisory), James Bentley (New York - Corporate Advisory), David Lemelman (New York - Corporate Advisory), and Newton Sears (Chicago - Corporate Advisory). With these promotions and including all Managing Directors we have announced to date, we currently have 79 client-facing Managing Directors.

In addition, a long serving member of the executive management team, Hal Rodriguez, will transition from the role of Chief Financial Officer to that of Senior Advisor commencing March 1, 2023. Our Corporate Controller, Mark Lasky, will be promoted to Chief Financial Officer effective March 1, 2023. Mr. Lasky has served as the Firm's Corporate Controller since 2012 and prior to that spent 12 years in finance roles at Goldman Sachs. Mr. Rodriguez will work closely with Mark and other senior members of the Finance team to ensure an orderly transition.

Expenses

Operating Expenses

Fourth Quarter

Our total operating expenses for the fourth quarter of 2022 were $62.8 million compared to $73.9 million for the fourth quarter of 2021. The decrease in total operating expenses of $11.1 million, or 15%, principally resulted from an decrease in our compensation and benefits expenses, partially offset by an increase in non-compensation expenses, each as described in more detail below. Our operating profit margin was 34% for the fourth quarter of 2022 as compared to 37% for the same period in 2021.

Full Year

For the year ended December 31, 2022, total operating expenses were $237.9 million compared to $246.3 million in 2021. The decrease of $8.4 million, or 3%, resulted from lower compensation and benefits expenses, partially offset by slightly higher non-compensation expenses, each as described in more detail below. Our operating profit margin was 8% for 2022 as compared to 22% for 2021.

The following table sets forth information relating to our operating expenses.

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
	(in millions, unaudited)
Employee compensation and benefits expenses	$44.5	$59.1	$179.8	$190.5
% of revenues	46%	51%	70%	60%
Non-compensation operating expenses	18.3	14.8	58.1	55.7
% of revenues	19%	13%	22%	18%
Total operating expenses	62.8	73.9	237.9	246.3
% of revenues	66%	63%	92%	78%
Total operating income	33.0	42.9	20.6	71.3
Operating profit margin	34%	37%	8%	22%

Compensation and Benefits Expenses

Fourth Quarter

Our employee compensation and benefits expenses were $44.5 million in the fourth quarter of 2022 as compared to $59.1 million for the fourth quarter of 2021. The decrease in expense of $14.6 million, or 25%, was principally attributable to a lower year-end bonus accrual consistent with lower revenues. The ratio of compensation expense to revenues was 46% in the fourth quarter of 2022 as compared to 51% in the same period in 2021. The ratios of compensation to revenues for the fourth quarter of 2022 and 2021 were both adjusted lower than our targeted range to reduce our full year ratios.

Full Year

For the year ended December 31, 2022, our employee compensation and benefits expenses were $179.8 million, compared to $190.5 million for 2021. The decrease of $10.7 million, or 6%, was principally attributable to a lower year-end bonus accrual consistent with lower revenues. The ratio of compensation expense to revenues was 70% in 2022 compared to 60% in 2021. The ratio of compensation to revenues for 2022 as compared to 2021 was higher than our targeted range due to the spreading of lower compensation and benefits expenses over significantly lower revenues in 2022.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Operating Expenses

Fourth Quarter

Our non-compensation operating expenses were $18.3 million in the fourth quarter of 2022 compared to $14.8 million in the same period in 2021, representing an increase of $3.5 million, or 24%. The increase principally resulted from a loss on foreign currency movements, a co-advisor professional fee paid on an advisory assignment, higher business travel and entertainment costs and increased occupancy costs during the build out of our new London office.

Non-compensation operating expenses as a percentage of revenues for the fourth quarter of 2022 increased to 19% compared to 13% for the same period in 2021 as a result of spreading higher non-compensation operating costs over lower revenues.

Full Year

For the year ended December 31, 2022, our non-compensation operating expenses of $58.1 million compared to $55.7 million in 2021, representing an increase of $2.4 million, or 4%. The increase principally resulted from higher travel and entertainment costs and increased occupancy costs during the build out of our London office, partially offset by the benefit of foreign currency gains compared to foreign currency losses in the prior year.

Non-compensation operating expenses as a percentage of revenues for 2022 increased to 22% as compared to 18% in 2021 as a result of spreading slightly higher non-compensation operating costs over lower revenues.

Our non-compensation operating expenses can vary as a result of a variety of factors such as changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of client reimbursed expenses, the impact of currency movements and other factors. Accordingly, the non-compensation operating expenses in any particular period may not be indicative of the non-compensation expenses in future periods.

Interest Expense

Fourth Quarter

For the fourth quarter of 2022, we incurred interest expense of $5.1 million as compared to $2.9 million for the fourth quarter of 2021. The increase of $2.2 million principally related to significantly higher market borrowing rates in the fourth quarter of 2022 as compared to the same period in 2021.

Full Year

For the year ended December 31, 2022, we incurred interest expense of $15.5 million as compared to $12.1 million in 2021. The increase in interest expense of $3.4 million during 2022 related to both higher market borrowing rates, offset in part by lower average borrowings outstanding as a result of debt repayments made during 2021.

The rate of interest on our borrowing is based on LIBOR and can vary from period to period. Accordingly, the amount of interest expense in any particular period may not be indicative of the amount of interest expense in future periods. There can be no certainty that our borrowing rate will not increase in future periods as a result of the transition from LIBOR to SOFR or another alternative rate.

Provision for Income Taxes

Fourth Quarter

For the fourth quarter of 2022, the provision for income taxes was $8.0 million, reflecting an effective rate of 29%, as compared to a provision for income taxes in the fourth quarter of 2021 of $11.1 million, reflecting an effective rate of 28%. Our effective tax rates in the fourth quarters of 2022 and 2021 were slightly higher than normal due to a greater proportion of our earnings being derived from higher tax rate jurisdictions than the U.S.

Full Year

For the year ended December 31, 2022, the provision for income taxes was $1.8 million, reflecting an effective rate of 36%, as compared to a provision for income taxes for the year ended December 31, 2021 of $16.8 million, reflecting an effective rate of 28%. The higher effective rate for the full year 2022 was impacted by certain non-allowable deductions and was not meaningful due to our relatively nominal amount of pre-tax income. For 2021, the effective rate included charges related to the vesting of restricted stock unit awards vesting at a value less than the grant price.

Excluding the impact of a charge or benefit from the impact of RSU share settlements and assuming no changes to tax law changes, we expect our effective tax rate for 2023 and forward will be in the mid twenty percent range, but it may be somewhat lower or higher depending on the amount of earnings generated from lower or higher rate foreign jurisdictions.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of December 31, 2022, we had cash and cash equivalents of $104.3 million and term loan debt with a principal balance of $271.9 million. Our net debt was $167.6 million. The remaining principal balance outstanding of $271.9 million is due at maturity on April 12, 2024 and may be repaid further in advance of maturity without penalty.

During the fourth quarter of 2022, we repurchased in the open market 614,820 shares of our common stock at an average price of $8.78 per share, for a total cost of $5.4 million. For the year ended December 31, 2022, we repurchased in the open market 1,745,028 shares of our common stock at an average price of $12.70 per share, for a total cost of $22.2 million.

In addition, during the fourth quarter of 2022, we repurchased 407,745 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $10.06 per share, for a total cost of $4.1 million. For the year ended December 31, 2022, we repurchased 1,219,839 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $14.57 per share, for a total cost of $17.8 million.

In aggregate during the year ended December 31, 2022, we repurchased 2,964,867 shares and share equivalents for $39.9 million at an average price of $13.47 per share.

For the twelve month period through January 31, 2023, our Board of Directors authorized up to $70.0 million in purchases of shares and share equivalents (via tax withholding on vesting of restricted stock units) of which we used $35.7 million.

Over the next year through January 2024, our Board of Directors has authorized $30.0 million in purchases of common shares and share equivalents (via tax withholding on vesting of restricted stock units). Going forward, given the limited liquidity of our shares and resulting constraints on share repurchases, we intend to apply our available cash flow primarily to deleveraging, while also maintaining our dividend and continuing share repurchases to the extent necessary to offset ongoing stock-based compensation for employees.

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.10 per share to be paid on March 22, 2023 to common stockholders of record on March 8, 2023.

Investor Presentation

An updated investor presentation highlighting the Firm’s results for the fourth quarter and full year 2022 and other matters relevant for investors has been posted on its website today (www.greenhill.com).

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Wednesday, February 1, 2023, accessible via telephone and the internet.  Scott L. Bok, Chairman and Chief Executive Officer will review the Firm’s fourth quarter and full year 2022 financial results and related matters. Following the review, there will be a question and answer session.
Investors and analysts may participate in the live conference call by dialing (888) 317-6003 (toll-free domestic) or (412) 317-6061 (international); passcode: 7949124. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344-7529 (toll-free domestic) or (412) 317-0088 (international); passcode: 9374380.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, private equity sponsors, institutional investors, family offices, and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, Paris, San Francisco, Singapore, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, "likely", “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2021 as well as other public filings. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Revenues	$95,819	$116,732	$258,454	$317,539

Operating expenses
Employee compensation and benefits	44,524	59,073	179,801	190,546
Occupancy and equipment rental	5,357	4,612	19,153	18,237
Depreciation and amortization	684	696	2,564	2,998
Information services	2,664	2,178	9,804	9,339
Professional fees	2,990	2,345	8,961	8,676
Travel related expenses	2,050	1,276	6,260	2,799
Other operating expenses	4,559	3,693	11,341	13,687
Total operating expenses	62,828	73,873	237,884	246,282
Total operating income	32,991	42,859	20,570	71,257
Interest expense	5,087	2,875	15,469	12,146
Income before taxes	27,904	39,984	5,101	59,111
Provision for taxes	8,003	11,075	1,827	16,799
Net income	$19,901	$28,909	$3,274	$42,312

Average shares outstanding:
Basic	18,069,829	18,400,596	18,165,345	19,138,808
Diluted	21,005,657	23,953,706	21,892,864	24,505,712
Earnings per share:
Basic	$1.10	$1.57	$0.18	$2.21
Diluted	$0.95	$1.21	$0.15	$1.73